Exhibit 6.3 Distribution Agreement

DISTRIBUTION AGREEMENT

This Distribution Agreement (the" Agreement") is made and effective November 1, 2016

BETWEEN:

True Leaf Pet Inc. (the "Company"), a corporation organized and existing under the laws of the British Columbia, Canada, with its head office located at:

32-100 Kalamalka Lake Road
Vernon, BC, Canada, VlT 9G1

AND :

Bark to Basics (the "Distributor"), a company organized and existing under the laws of
Kansas, USA, with its head office located at:

450 S Lone Elm Rd # A,
Olathe, KS 66061, USA

WHEREAS the Company wishes to market the Products (the "Products") through the Distributor, it is agreed as follows:

1. DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

"Agreement" means this agreement, any Schedules attached hereto and any documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement;

"Affiliate means" any company controlled by, controlling, or under common control with Company. Affiliate means any person, corporation or other entity: (I) which owns, now or hereafter, directly or indirectly 51% or more of any class of the voting stock of Company or is, now or hereafter, directly or indirectly, in effective control of Company; or (ii) 50% or more of any class of the voting stock of which Company, or a party described in paragraph (1), owns, now or hereafter, directly or indirectly, or of which Company, or a party described in paragraph (I), is, now or hereafter, directly or indirectly, in control.

"Customer'' means any person who purchases or leases Products from Distributor.

"Delivery Point" means the Company's facilities at the British Columbia, Ontario or Missouri location. Delivery point means Distributor's facilities at 450 S Lone Elm Rd #A, Olathe, KS 66061,USA

"Products" means Goods, Accessories, and Spare Parts.

"Specifications" means those specifications set forth.

"Territory'' means the aforementioned geographic area or areas.

''Trademark'' means any trademark, logo, service mark or other commercial designation, whether or not registered, used to represent or describe the Products of Company.

2. APPOINTMENT OF DISTRIBUTOR

Company hereby appoints the Distributor as Company's exclusive distributor of Products in the Territory, and Distributor accepts that position. It is understood that Company cannot lawfully prevent its distributors located elsewhere from supplying Products for sale or use within the Territory and that it has no obligation to do so.

The Distributor shall not solicit sales of Product or promote the sale of Products outside the Territory. The Distributor shall not establish an office or warehouse outside the Territory for the sale of Products without prior approval.

3. RELATIONSHIP OF PARTIES

  The Distributor is an independent contractor and is not the legal representative or agent of Company for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any warranty over any of Company's employees, all of whom are entirely under the control of Company, who shall be responsible for their acts and omissions.
  The Distributor shall, at its own expense, during the term of this Agreement and any extension thereof, maintain full insurance under any Workmen's Compensation Laws effective in the state or other applicable jurisdiction covering all persons employed by and working for it in connection with the performance of this Agreement, and upon request shall furnish Company with satisfactory evidence of the maintenance of such insurance.
  The Distributor accepts exclusive liability for all contributions and payroll taxes required or other payments under any laws of similar character in any applicable jurisdiction as to all persons employed by and working for it.
  Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

4. SALE OF PRODUCTS BY DISTRIBUTOR

The Distributor agrees to exercise its best efforts to develop the largest possible market for the Products in the Territory and shall continuously offer, advertise, demonstrate and otherwise promote the sale of Products in the Territory.

  At the beginning of each subsequent year hereunder the parties will consult together in good faith and agree on the Annual Market Potential applicable to that year; provided, however, that if they cannot agree, the Annual Market Potential for the immediately Preceding year will apply to the current year.
  Distributor agrees that the estimated Annual Market Potential is a reasonable sales goal and that all reasonable efforts will be put forth to reach this goal. The estimated Annual Market Potential is _________________________.
  If Annual Market Potential is not reached after all reasonable efforts from Distributor and Company are made, Company has the right to modify territory exclusivity.

5. ADVERTISING

The Distributor shall be entitled, during the term of the distributorship created by this Agreement and any extension thereof, to advertise and hold itself out as an authorized Distributor of the Products. At all times during the term of the distributorship created by this Agreement and any extension thereof, The Distributor shall use the Trademarks in all advertisements and other activities conducted by Distributor to promote the sale of the Products.

a. The Distributor shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to Company's Trademarks.

6. DISTRIBUTOR SALES, SERVICE AND STORAGE FACILITIES

  The Distributor shall, at its expense, engage and maintain a sales and service handling organization in the Territory, staffed with such experienced personnel as are necessary to enable distributor to perform its obligations under this Agreement.
  The Distributor shall, at its expense, maintain facilities and personnel in the Territory that will enable it promptly and satisfactorily to perform, at a reasonable price, all inspection, maintenance and other necessary servicing of Products sold by the Distributor.
  The Distributor shall, at its expense, at all times store and maintain its inventory of Products in accordance with current, applicable instructions issued by Company from time to time.

7. TRAINING OF DISTRIBUTOR

As promptly as practicable after execution of the Agreement, Company shall transmit to Distributor information, materials, manuals and other technical documents necessary to enable Distributor to perform its obligations under this Agreement.

8. DISSOLUTION AND TERMINATION OF THE AGREEMENT

8.1 Events of Default

The following transactions or occurrences shall constitute material events of default (each an "Event of Default") by the applicable party (the "defaulting party") hereunder such that, in addition to and without prejudice to or limiting any other rights and remedies available to the non-defaulting party at law or in equity the non-defaulting party may elect to immediately and prospectively terminate this Agreement at the sole discretion of the non-defaulting party by giving written notice thereof to the other party within 30 calendar days after the occurrence of an Event of Default, setting forth sufficient facts to establish the existence of such Event of Default.

8.2 Company Termination

This Agreement may be terminated immediately by Company under any of the following conditions:

  If one of the parties shall be declared insolvent or bankrupt; or
  If a petition is filed in any court to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute and such petition is not dismissed in 30 days or if a Trustee in Bankruptcy or a Receiver or similar entity is appointed for one of the parties; or
  If Distributor does not pay Company within 30 days from the date that any payments are due hereunder;
  If the Distributor otherwise materially breaches the terms of this Agreement, and such breach is not cured within 30 days after written notice of such breach is given by Company.

8.3 Withdrawal

Either party may voluntarily withdraw from this agreement pursuant to any of the following occurrences. Any such withdrawal shall be done in writing and shall have the effect of terminating the Agreement as of the close of business on that day.

  The bankruptcy, death, incapacity, or resignation of either party; or
  A change in management or ownership of Distributor; or
  The sale or other disposition of all of Distributor's assets; or
  One of the parties committed an illegal or unapproved action.

8.4 Duties Upon Termination

  Provided termination is not a result of a material breach of Sections 13 and 25, the parties agree to continue their cooperation in order to effect an orderly termination of their relationship.
  Upon termination, the Distributor shall have no right to order or receive any additional copies of the Products and all of Distributor's rights and licenses granted hereunder shall immediately cease. Within 30 days of termination, Distributor shall return all copies of any promotional materials, marketing literature, written information and reports pertaining to the Products that have been supplied by Company.
  All monies or Products, owed or given in advance, shall be returned to the owed party within 30 calendar days after receipt of written notice of termination by the terminating party.

9. CONFIDENTIAL INFORMATION

Written technical data, drawings, plans and engineering in technical instructions pertaining to the Products are recognized by Distributor to be secret and confidential and to be the property of Company. Those items shall at all times and for all purposes be held by the Distributor in a confidential capacity and shall not, without the prior written consent of Company,(I} be disclosed by Distributor to any person, firm or corporation, excepting those salaried employees of Distributor who are required to utilize such items in connection with the sale, inspection, repair or servicing of Products during the term of the distributorship created by this Agreement or any extension thereof, or (ii) be disclosed to any person, firm or corporation, or copied or used by Distributor, its employees or agents at any time following the expiration or termination of the distributorship created by this Agreement or any extension thereof, except where such use is necessary in order to maintain or service Products still covered by the warranty at the time of such expiration or termination. Company may require as a condition to any disclosure by Distributor pursuant to this Section that any salaried employee to whom disclosure is to be made sign a secrecy agreement, enforceable by Company, containing terms satisfactory to Company.

10. TERMS OF PURCHASE AND SALE OF PRODUCTS

  The Distributor shall purchase its requirements for the Products from Company. Such requirements shall include (I) purchasing and maintaining an inventory of Products that is sufficient to enable Distributor to perform its obligations hereunder
  Each order for Products submitted by the Distributor to Company shall be subject to the written acceptance of Company, and Company may, in its own discretion, accept or reject any order for Products without obligation or liability to Distributor by reason of its rejection of any such request.
  The Company shall supply to the Distributor sufficient Products to enable the Distributor to meet the full demand for Products in the Territory.
  All orders for Products transmitted by the Distributor to Company shall be deemed to be accepted by the Company at the time such orders are received by the Company to the extent that they are in compliance with the terms of this Agreement and Company shall perform in accordance with all accepted orders. Company shall confirm its receipt and acceptance of each order within 5 business days of receipt of the order.
  Purchases for Resale only. All Products purchased by Distributor shall be purchased solely for commercial resale or lease, excepting those Products reasonably required by Distributor for advertising and demonstration purposes.

11. ORDER PROCEDURE

  Each order for Products issued by the Distributor to the Company under this Agreement shall identify that it is an order and shall further set forth the delivery date or dates and the description and quantity of Products which are to be delivered on each of such dates. An order for Products shall not provide a delivery date less than 14 days after the date that order is delivered to Company.
  The individual contracts for the sale of Products formed by the Distributor's submission of orders to Company pursuant to the terms and conditions hereof shall automatically incorporate, to the extent applicable, the terms and conditions hereof, shall be subject only to those terms and conditions and shall not be subject to any conflicting or additional terms included in any documents exchanged in connection therewith.

12. CANCELLATION OF ORDERS

All cancellation of orders by the Distributor shall be in writing, or if not initially in writing, shall be confirmed in writing. If Distributor cancels an order, which has been accepted by the Company, the Distributor shall reimburse the Company for any cost incident to such order incurred by the Company prior to the time it was informed of the cancellation.

13. PRICE AND INGREDIENT CHANGES

The Company reserves the right, in its sole discretion, to change ingredients, prices or discounts applicable to the Products. Company shall give written notice to the Distributor of any ingredient or price change at least 30 days prior to the effective date thereof. The ingredients and prices in effect as of the date of the Distributor's receipt of notice of such ingredient and price change shall remain applicable to all orders received by Company prior to that effective date.

14. PACKING

Company shall, at its expense, pack all Products in accordance with the Company's standard packing procedure, which shall be suitable to permit shipment of the Products to the Territory; provided, however, that if the Distributor requests a modification of those procedures, Company shall make the requested modification and Distributor shall bear any reasonable expenses incurred by Company in complying with such modified procedures which are in excess of the expenses which Company would have incurred in following its standard procedures.

15. DELIVERY: TITLE AND RISK OF LOSS

Unless minimum order point is met, all deliveries of Products sold by Company to Distributor pursuant to this Agreement shall be made F.O.B. the Delivery Point, and title to and risk of loss of Products shall pass from the Company to the Distributor at the Delivery Point. Distributor shall be responsible for arranging all transportation of Products, but if requested by the Distributor, Company shall, at Distributor's expense, assist Distributor in making such arrangements. The Distributor shall also procure insurance for the transportation of the Products, and such insurance shall be of a kind and on terms current at the port of shipment. In the event that Company is requested to assist the Distributor in arranging for transportation, the Distributor shall reimburse Company for all costs applicable to the Products following their delivery to the Distributor, including, without limitation, insurance, transportation, loading and unloading, handling and storage. Distributor shall pay all charges, including customs duty and sales tax, incurred with respect to the Products following their Delivery to the carrier or forwarder.

16. INSPECTION AND ACCEPTANCE

Promptly upon the receipt of a shipment of Products, the Distributor shall examine the shipment to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within 7 days of receipt of the shipment, the Distributor shall notify Company in writing of any shortages, defects or damage which Distributor claims existed at the time of delivery. Within 14 days after the receipt of such notice, Company will investigate the claim of shortages, defects or damage, inform the Distributor of its findings, and deliver to the Distributor Products to replace any which Company determines, in its sole discretion, were in short supply, defective or damaged at the time of delivery.

17. PAYMENT

Upon order of Products, the Company may submit to Distributor the Company's invoice for those Products. The Distributor shall pay each such proper invoice at specified terms after Distributor's receipt of that invoice.

18. ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties and there are no commitments, agreements, or understandings between the parties other than those expressly set forth herein. This agreement shall not be altered, waived, modified, or amended except in writing signed by the parties hereto and notarized.

19. ARBITRATION

Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration to be held in Vernon, British Columbia, Canada, in accordance with the law in this jurisdiction, and judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof.

20. SECRECY

The Distributor agrees not to disclose or use, except as required in Distributor's duties, at any time, any information disclosed to or acquired by the Distributor during the term of this contract. The Distributor agrees that all confidential information shall be deemed to be and shall be treated as a sole and exclusive property of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on November 30,2016.

COMPANY	DISTRIBUTOR
/s/ Darcy Bomford	/s/ [Not Legible]
Authorized Signature	Authorized Signature

Darcy Bomford, CEO
Print Name and Title	Print Name and Title